China Organic Announces Release of New Investor Overview Video Outlining Strategic Plan to Capitalize on Fast-Growing Market for Organic Foods in China

Video Highlights Successful Strategy Behind Company's Continued Revenue and Earnings Growth

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has released a new investor overview video that details the Company's strategic plan to develop a world class agricultural company that applies advanced technological innovations to transform China's rural economy into a 21st Century powerhouse.

Interested investors are encouraged to view CNOA's entire overview video by visiting http://www.trilogy-capital.com/tcp/coa.

"[CNOA] ranks among the leading producers of organic rice in China. And there is no indication that that growth, or the organics market itself, will slow down anytime soon. Demand for all rice has outstripped supply for the last 5 years. That trend is also expected to continue," said Dana McCants, spokesperson for China Organic Agriculture.

CNOA has posted 100% annual growth for the trailing four years and has implemented aggressive strategies to meet or exceed that growth moving forward. CNOA recently reported $9 million in revenues for calendar year 2006 and $3.43 million in earnings for the same period. The revenue to earnings ratio is a direct result of the Company's profit margins, which were recently reported at 44%.

"The majority of China Organic's sales to date have been within China--mainly due to the rapidly growing affluent class, which demands high quality products at an increasing rate," said Ms. McCants. "Other aspects investors should consider are a domestic market that is 5 times the size of the US, that products such as organic rice initially found markets only within their production regions and that markets are now expanding into other areas of the country as demand increases and the transportation infrastructure quickly improves."

While COA certainly plans to expand its markets within China, the experienced management team also intends to increase exports at a rate of 2:1 domestic versus international, to significantly increase sales and reduce market risk. Plans are currently underway to increase production capacity with projected revenues for 2007 expected to exceed $16.8 million and net income of more than $6 million.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

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CNOA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

CNOA has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

CNOA has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can

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identify forward-looking statements by terminology such as "may," "will,"
"should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com